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                                               CAPTEC NET LEASE REALTY, INC.
                                               24 FRANK LLOYD WRIGHT DRIVE
                                               LOBBY L, 4TH FLOOR - P.O. BOX 544
                                               ANN ARBOR, MI  48106
                                               WWW.CAPTEC.COM
                                               NASDAQ: CRRR

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AT THE COMPANY:                                 AT THE FINANCIAL RELATIONS BOARD:
Patrick L. Beach      W. Ross Martin            Michael Rosenbaum        Claire Koeneman        Darcy Bretz
President & CEO       Chief Financial Officer   General Information      Analysts/Investors     Media Inquiries
(734) 994-5505        (734) 994-5505            (312) 266-7800           (312) 640-6784         (312) 640-6756
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MONDAY, MAY 1, 2000

                   CAPTEC AND AFFILIATES CANCEL MERGER PLANS;
                     REIT STUDIES OPTIONS TO MAXIMIZE VALUE

ANN ARBOR, MI, MAY 1, 2000 -- CAPTEC NET LEASE REALTY (NASDAQ: CRRR) today announced cancellation of plans to merge with its affiliates into a full service, specialty commercial finance company. Citing indications of less than overwhelming shareholder support for the plan announced last December, the publicly traded Real Estate Investment Trust indicated other options would be studied.

 "Since this transaction was announced, we have closely monitored our shareholders' reaction to it," said Patrick Beach, chief executive officer of Captec Net Lease Realty. "While we continue to believe the plan announced in December would maximize value for all shareholders over the long term, there does not appear to be overwhelming support for this transaction. In light of that fact, the parties have mutually agreed to terminate the merger agreement."

In December, Captec Net Lease Realty announced a series of strategic actions designed to enhance growth opportunities by signing a definitive agreement to merge with its affiliates, Captec Financial Group, Inc. (CFG), a specialty finance company serving the franchise restaurant market, and Captec Net Lease Realty Advisors, Inc. (Advisors), the company's external advisor. The merger was to have created a fully integrated, specialty commercial finance company focused on the net lease and franchise finance sectors. As a result of the merger, the company would have terminated its status as a real estate investment trust
(REIT) and converted to a C Corporation, bringing its operations more in line with other public commercial finance companies. In announcing the termination of the merger, Captec also stated that it is canceling its plan to terminate its REIT status at this time.

Beach said Captec will consider other options to increase share value. In a market unreceptive to REIT investment, management's goal continues to be a differentiation between Captec's investment properties and strategies and those of its industry.

Finally, Beach said, "Our goal has been, is and will continue to be to increase returns to shareholders, period. Our study of alternate approaches will look at all available options to accomplish that goal."

Captec also announced that it has learned that two shareholders of Captec have each filed a separate class action complaint in the Delaware Chancery Court for New Castle County against Captec, CFG, Advisors

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                                                   Captec Net Lease Realty, Inc.
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and each member of Captec's board of directors. Each complaint arises out of the proposed merger (which has been terminated by the parties), alleges that the defendants breached their duties owed to the shareholders of Captec in connection with the proposed merger and seeks to bring a class action to enjoin the proposed merger and compensatory damages. Mr. Beach stated that the lawsuits had not yet been served on Captec, and that they would study the allegations and respond as and when appropriate.

ABOUT CAPTEC

Captec Net Lease Realty, Inc. is a real estate investment trust (REIT) that invests in long-term net leased restaurant and retail properties. At December 31, 1999, Captec owned and/or managed a diversified portfolio of 253 freestanding restaurant, retail and entertainment properties throughout the United States.

SAFE HARBOR STATEMENT

Statements in this press release, which are not strictly historical, are "forward-looking" statements. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, construction delays or other delays, and the availability of capital to finance planned growth, as described in the company's filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the company's current operating and development plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.

    FOR MORE INFORMATION ABOUT CAPTEC TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO
         (1-800-776-4636), FOLLOW THE VOICE MENU PROMPTS AND ENTER THE
               COMPANY CODE "CRRR" (2777) ON ANY TOUCH TONE PHONE.

                  VISIT THE CAPTEC WEB SITE AT: WWW.CAPTEC.COM

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